Exhibit 10.1

ACTUANT CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

ACTUANT CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

Actuant Corporation, a Wisconsin corporation, hereby establishes the Actuant Corporation Executive Deferred Compensation Plan, to become effective as of December 1, 2002 (the “Effective Date”) for the benefit of a select group of management and highly compensated employees of the Company and its participating Affiliates. The Plan is intended to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

SECTION 1

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1 “Administrator” shall mean the Company, as provided in the Section 7.1.

1.2 “Affiliate” shall mean a corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with any Employer.

1.3 “Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Participant, as provided in Section 5.7.

1.4 “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

1.5 “Change of Control” means the first to occur of the following (a) the Company sells, exchanges, or otherwise transfers all or substantially all of its business or operating assets in a transaction or series of related transactions, other than sales, exchanges, or transfers to an Affiliate or Affiliates; (b) the Company merges, consolidates or otherwise combines with or into any other corporation or corporations, and the Company is not the surviving entity, other than a merger, consolidation, or other combination with an Affiliate or Affiliates; or (c) any person, corporation, or other entity or group (the “acquiror”) excluding Affiliates, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of the class of stock of the Company entitled to elect more than one-half of the members of the Board of Directors of the Company.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.7 “Committee” shall mean the Company’s Compensation Committee, as it may be constituted from time to time. The members of the Compensation Committee are appointed by, and serve at the pleasure of, the Board of Directors.

1.8 “Company” shall mean Actuant Corporation, a Wisconsin corporation.

1.9 “Compensation” shall mean the base salary of a Participant and any bonuses paid to him or her under any of the Company’s incentive or bonus plans.

1.10 “Compensation Deferrals” shall mean the amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

1.11 “Disability” or “Disabled” shall mean the mental or physical inability of a Participant to perform the regularly assigned duties of his or her employment, provided that such inability (a) has continued or is expected to continue for a period of at least 12 months and (b) is evidenced by the certificate of a physician satisfactory to the Committee stating that such inability exists and is likely to be permanent.

1.12 “Eligible Employee” shall mean an employee who the Committee determines is eligible to participate in the Plan. The Committee may make such determination by individual or employment classification prior to the beginning of each plan year. The Committee may name additional employees eligible on each March 1, June 1 and December 1.

1.13 “Employers” shall mean the Company and each of its Affiliates who adopts the Plan with the consent of the Company. With respect to an individual Participant, Employer shall mean the Company or its Affiliate that directly employs such Participant.

1.14 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.15 “Participant” shall mean an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.

1.16 “Participant’s Account” or “Account” shall mean as to any Participant the separate account maintained on the books of the Employers in order to reflect his or her interest under the Plan. Such Account shall include any amounts transferred from the Applied Power Inc. Executive Deferred Compensation Plan.

1.17 “Plan” shall mean the Actuant Corporation Executive Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.18 “Plan Year” shall mean the Company’s fiscal year; provided that the initial Plan Year shall be the short period from the Effective Date through August 31, 2003.

SECTION 2

PARTICIPATION

2.1 Participation. Each Eligible Employee’s decision to become a Participant shall be entirely voluntary.

2.1.1 Election to Defer Compensation Bonuses. Each Eligible Employee who makes an election under this Section 2.1 shall make a separate Compensation Deferral election with respect to the salary portion and the bonus portion of his or her Compensation.

2.1.2 Specific Timing and Method of Election. The Administrator, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. Any employee designated as eligible to participate in the Plan as of March 1, June 1 or December 1 may become a participant by making a Compensation Deferral election in the time and manner determined by the Administrator. Such election shall apply only to the participant’s Compensation beginning on such eligibility date.

2.1.3 Election Changes During Plan Year. In accordance with rules established by the Administrator, a Participant may revoke a Compensation Deferral election for the salary portion of his or her Compensation during the Plan Year. However, any revocation shall not be effective with respect to any prior deferrals. A Participant shall not be permitted to change or revoke his or her election for the bonus portion of his or her Compensation during the Plan Year, except as provided in Section 2.2.

2.2 Hardship Suspension of Participation. In the event that a Participant incurs a “financial hardship” (as defined in this Section 2.2), the Administrator, in its sole discretion, may suspend the Participant’s Compensation Deferrals for the bonus portion of his or her Compensation. However, an election to make Compensation Deferrals under Section 2.1 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with this Section 2.2. A “financial hardship” for purposes of the Plan shall mean a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the Participant which would, if no suspension of deferrals (or accelerated distribution under Section 5.8) were made, result in severe financial burden to the Participant or a member of his or her immediate family. Also, a financial hardship does not exist to the extent that the hardship may be relieved by (a) reimbursement or compensation by insurance, or (b) by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

2.3. Termination of Participation. An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3

COMPENSATION DEFERRAL ELECTIONS

3.1 Compensation Deferrals. At the times and in the manner prescribed in Section 2.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited to his or her Account under the Plan on the books of the Employer in accordance with such rules as the Committee may establish. The Administrator may establish rules and regulations regarding compensation deferrals, including minimum deferral requirements.

3.2 Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 shall reduce the Participant’s Compensation during the Plan Year and shall be credited to the Participant’s Account as of the last day of the month in which the amounts (but for the deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Administrator under such formulae as it shall adopt from time to time.

3.3 Deemed Interest on Accounts. Each Participant’s Account shall be credited with deemed interest as of the end of each month. The monthly interest credit shall be equal to the Participant’s Account as of the first day of the month less any distributions during the month pursuant to Article 5, multiplied by a rate equal to one-twelfth of the “Deferral Interest Rate,” which is eight percent (8%).

SECTION 4

ACCOUNTING

4.1 Participants’ Accounts. For each Plan Year, at the direction of the Administrator, there shall be established and maintained on the books of the Employer, a separate Account for each Participant to which shall be credited all Compensation Deferrals made by the Participant during such Plan Year, and the deemed interest on such Compensation Deferrals.

4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. Each Participant’s interest in the Plan shall make him or her only a general, unsecured creditor of the Employer. In the event that an Employer (other than the Company) becomes insolvent and therefore unable to make a payment or payments owed by it under the Plan, the Company shall make such payments; provided, however, that nothing in this sentence shall make any Participant anything other than a general, unsecured creditor of the Company.

4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting of deemed interest, shall be determined by the Administrator, in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time. No Participant or Beneficiary shall have any right to examine books, records, or account of the Employers in connection with amounts payable under the Plan.

4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1 Normal Time for Distribution. Except as otherwise provided in this Section 5, a Participant’s Account shall be distributed within ninety days of the Participant’s termination of employment with all Employers and Affiliates, but only to the extent that the payments in any Plan Year are deductible under section 162 of the Code. If, pursuant to the foregoing sentence, any amounts are not paid when originally scheduled, such amounts shall be paid in the immediately following taxable year or years to the extent that such payments would be deductible under section 162 of the Code. (During any such delay in payment, unpaid amounts shall continue to be credited with deemed interest under Section 3.3.) Notwithstanding the foregoing, distribution of a Participant’s Account shall be made without regard to the deductibility of the payments under section 162 of the Code if the time for distribution is accelerated pursuant to Section 5.5 or Section 5.6.

5.2 Form of Payment. Each Participant shall indicate on his or her deferral election (made pursuant to Section 3.1) the form of payment for the Compensation Deferrals (and the deemed interest thereon) to be made for the specific Plan Year covered by such deferral election. A Participant may elect (a) a lump sum payment, (b) five annual installment payments, or (c) ten annual installment payments; provided, however, that a Participant who elects to receive annual installments for five or ten years shall receive payment in a lump sum if: (1) the Participant’s termination of employment occurs due to his or her death or Disability, or (2) distribution to the Participant is accelerated due to a Change of Control. A Participant’s election as to the form of payment shall be irrevocable and shall apply to all amounts credited to the Participant’s Account for the Plan Year with respect to which the election is made. If the Participant elected to receive five or ten annual installment payments, his or her first installment shall be equal to 1/5th or 1/10th (respectively) of the balance then credited to his or her Account. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance then credited to the Participant’s Account, divided by the number of installments remaining to be made. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Participant’s Account shall continue to be credited with deemed interest under Section 3.3.

5.3 Short-Term Payout. A Participant may elect, on his or her deferral election for any Plan Year, to receive a short-term payout of the Participant’s Compensation Deferrals (and the deemed interest thereon) for that Plan Year. The short-term payout shall be a lump sum payment in cash. Subject to the other terms and conditions of this Plan, the short-term payout shall be paid within 60 days of the earlier of (a) the date selected by the Participant (which must be at least 3 years after the date of the Participant’s Compensation Deferral election), or (b) the date the Participant ceases to be an Employee.

5.4 Deferral Elections for Short-Term Payouts. By filing a deferral election with the Committee at least six (6) months prior to the date any short-term payout becomes payable, a Participant may defer payment of all or any portion of a short-term payout or an amount payable pursuant to a prior deferral election for a one-year period (or such longer period as is approved by the Committee); provided that any such deferral election shall be effective only with the consent of the Committee. As it is in the Company’s interest to defer payments of compensation, the Committee shall be deemed to consent to a deferral election unless the Committee notifies the Participant in writing, within thirty business days after receipt of the deferral election, that consent is not given.

5.5 Change of Control. If there is a Change of Control, the balance then credited to a Participant’s Account shall be distributed to him or her in a lump sum as soon as administratively practicable after the date of the Change of Control.

5.6 Special Rule for Death or Disability. If a Participant dies or becomes Disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her Beneficiary) in a lump sum as soon as administratively practicable after the date of death or Disability.

5.7 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Administrator may specify, designate one or more Beneficiaries. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Administrator. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Administrator on account of any payment made before the change is recorded. The last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

5.8 Financial Hardship. In the event that a Participant incurs a “financial hardship” (as defined in Section 2.2), the Administrator, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant’s Account shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.8 shall be limited to the amount reasonably necessary to alleviate the Participant’s hardship. Also, payment under this Section 5.8 may not be made to the extent that the hardship may be relieved by suspension of the Participant’s Compensation Deferrals in accordance with Section 2.2.

5.9 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.10 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary shall keep the Administrator advised of his or her current address. If the Administrator is unable to locate a Participant to whom a Participant’s Account is payable under this Section 5, the Participant’s Account shall be held in suspense pending location of the Participant, but shall continue to be credited with deemed interest in accordance with Section 3.3. If the Administrator is unable to locate a Beneficiary to whom a Participant’s Account is payable under this Section 5 within six (6) months of the Participant’s death, the Participant’s Account shall be paid to his or her estate.

5.11 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan. In addition and notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may cause the balance credited to a Participant’s Account to be paid to him or her in a lump sum at any time following the Participant’s termination of employment with all Employers and Affiliates.

5.12 Withholding; Employment Taxes. To the extent required by law in effect at the time any distribution is made from the Plan, the Employers shall withhold any taxes required to be withheld by Federal, state or local governments.

SECTION 6

PARTICIPANT’S INTEREST IN ACCOUNT

6.1 Compensation Deferral Contributions. Subject to Sections 4.2 (relating to creditor status) and 8.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

7.2 Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

7.3 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.4 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c) To cause one or more separate Accounts to be maintained for each Participant;

(d) To cause Compensation Deferrals and deemed interest to be credited to Participants’ Accounts;

(e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

(f) To determine the manner and form in which any distribution is to be made under the Plan;

(g) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(h) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(k) To establish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m) To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

7.5 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.6 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

7.7 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

7.8 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

MODIFICATION OR TERMINATION OF PLAN

8.1 Employers’ Obligations Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

8.2 Right to Amend or Terminate. The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. The Company, in its sole discretion, may seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of the Plan. If such a ruling is sought, the Committee shall have the right to adopt such amendments to the Plan, including retroactive amendments, as the Internal Revenue Service may require as a condition to the issuance of such ruling.

8.3 Effect of Termination. If the Plan is terminated pursuant to this Section 8, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date.

SECTION 9

GENERAL PROVISIONS

9.1 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

9.2 Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan shall inure to the benefit of and bind the Employers, the Participants, their successors, assigns and personal representatives.

9.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

9.4 No Right to Employer Assets. No participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employers whatsoever, including, without limited the generality of the foregoing, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of liability hereunder. Any benefit which become payable hereunder shall be paid from the general assets of the Employers. A Participant shall have only a contractual right to the amounts, if any, payable hereunder to that participant. The Employer’s obligations under this Plan are not secured or funded in any manner.

9.5 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

9.6 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

9.7 Compensation Deferrals Not Counted Under Other Employee Benefit Plans. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers.

9.8 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of Wisconsin.

9.9 Responsibility for Legal Effect. No representations or warranties, express or implied, are made by the Employers or the Committee and neither the Employers nor the Committee assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

9.10 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

9.11 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.